Exhibit 99

CACI Says Church Report Underscores Critical Value of Interrogation
Services to Saving Military Lives and National Security
- Report Says Civilians Interrogators Often Had More Experience and Served Longer than
Military Counterparts -

Arlington, Va., March 10, 2005 - CACI International Inc (NYSE: CAI) announced today that, it was pleased that a new review of interrogation practices by Navy Inspector General and Vice Admiral Albert T. Church recognized the value and diligent service of civilian interrogators provided by CACI and other private contractors. Since August 2003, CACI has supported military intelligence gathering efforts by providing interrogation and other information and intelligence analysis services in Iraq. CACI does not and never has provided interrogators in either Afghanistan or Guantanamo Bay, Cuba.

“Today’s report makes clear that civilian interrogation services are essential to the war against terrorism,” CACI Chairman and CEO Jack London said. “As one senior military official noted, ‘interrogation operations in Afghanistan, Iraq and Guantanamo cannot be reasonably accomplished without contractor support’.”

“We are tremendously proud of every CACI employee who is supporting U.S. efforts in Iraq and elsewhere to fight terror and spread freedom,” London added. “Despite the controversy of the past year, they have stayed the course, braved danger, and conducted themselves with the highest ethics to support our country.”

“I am very pleased that their contribution has been recognized by Vice Admiral Church and those who worked with him on this report. I believe that our work in Iraq was instrumental in helping to save American lives and will help bring this operation to a successful conclusion,” London also said.

During Senate testimony and in the unclassified Executive Summary of his report released today, Vice Admiral Church concluded:

●	“Contractors made a significant contribution to U.S. intelligence efforts;”

●	On average, contractors were more experienced than military interrogators and that this advantage enhanced their credibility with detainees and promoted successful interrogations;

●	“Interrogation techniques were not a causal factor in the abuses of detainees.”

●	“Contract personnel often served longer tours than DoD personnel, creating continuity and enhancing corporate knowledge of their commands”; and

●	Despite the publicity surrounding Abu Ghraib, “we found very few instances of abuse involving contractors.”

London reiterated that CACI expects all of its employees to fully comply with the military’s rules of engagement and international laws regarding the treatment of prisoners. He also noted that the company has cooperated fully and will continue to cooperate with all official inquiries regarding interrogation and detention policies.

CACI also reiterated emphatically that it does not condone, tolerate or in any way endorse illegal behavior by its employees and said it would take swift action if the evidence demonstrates culpable wrongdoing by any of its employees. But, CACI also emphasized its strong commitment to the fundamental American principle that people are presumed innocent until proven guilty.

London said that CACI only has access to the 21-page executive summary of the Church Report and does not know if the “very few instances” of contractor abuses involve CACI employees. He said the company will seek further information from the government. To date, no CACI employee has been formally charged with misconduct at Abu Ghraib or elsewhere in Iraq.

London observed that the Church report, like the Fay Report released last August, does not suggest in any way that CACI employees bore substantial responsibility for the widely reported abuses at Abu Ghraib.

“The conclusions of the Church and Fay reports differ significantly with some of the suggestions made by Major General Taguba about responsibility for abuses at Abu Ghraib. These reports have fully exonerated at least one of the civilians assigned responsibility by Major General Taguba and greatly scaled back allegations about a CACI employee named in the Taguba report,” London said.

London also noted Vice Admiral Church’s conclusion that only a small number of substantiated abuses in Iraq “could in any way be considered related to interrogation.”

About CACI

CACI International Inc provides the IT and network solutions needed to prevail in today’s new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 2000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 9,500 employees working in over 100 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; the results of the appeal of CACI International Inc ASBCA No. 53058; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (“GWACs”) and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company’s Securities and Exchange Commission filings.

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For other information contact:
Jody Brown, Executive Vice President, Public Relations
(703) 841-7801, jbrown@caci.com